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                                                                    Exhibit 12.1

NEUBERGER BERMAN INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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


                                                                                                       Six Months
                                                               Year Ended December 31,                    Ended
                                              -----------------------------------------------------      June 30,
(in thousands)                                  1996        1997       1998       1999       2000          2001
                                              --------    --------   --------   --------   --------     --------
Pretax income from continuing operations      $210,932    $273,839   $294,457   $123,372   $246,921     $117,230
      Fixed charges                            119,798     124,530    137,329    133,769    183,604       81,547
      Capitalized interest                           -           -          -          -       (163)        (104)
                                              --------    --------   --------   --------   --------     --------

           Pretax income adjusted             $330,730    $398,369   $431,786   $257,141   $430,362     $198,673
                                              ========    ========   ========   ========   ========     ========


Fixed Charges:
      Interest expense                        $119,798    $124,530   $137,329   $133,769   $183,441     $ 81,443
      Capitalized interest                           -           -          -          -        163          104
                                              --------    --------   --------   --------   --------     --------

           Fixed charges                      $119,798    $124,530   $137,329   $133,769   $183,604     $ 81,547
                                              ========    ========   ========   ========   ========     ========

Ratio of earnings to fixed charges                2.76        3.20       3.14       1.92       2.34         2.44
                                              ========    ========   ========   ========   ========     ========
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